As filed with the Securities and Exchange Commission on April 7, 2026

Registration No. 333-265087

Registration No. 333-236329

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-265087

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-236329

UNDER

THE SECURITIES ACT OF 1933

SWK HOLDINGS CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Delaware	77-0435679
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

5956 Sherry Lane, Suite 650
Dallas, TX 75225
(972) 687-7250

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

c/o RWAY Growth Finance Corp
R. David Spreng
205 N. Michigan Ave., Suite 4200
Chicago, Illinois, 60601

(Name and address of agent for service)

(312) 698-6902

(Telephone number, including area code, of agent for service)

Copies to:

Rajib Chanda, Esq.
Jonathan L. Corsico, Esq.
Steven Grigoriou, Esq.
Simpson Thacher & Bartlett LLP
900 G Street, N.W.
Washington, DC 20001
Telephone: (202) 636-5500
Fax: (202) 636-5502

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting Registrant	☒

		Emerging growth Registrant	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) relate to the following Registration Statements of SWK Holdings Corporation, a Delaware corporation (the “Registrant”) on Form S-3 (collectively, the “Registration Statements”):

•	Registration Statement on Form S-3 (File No. 333- 265087) filed with the Securities and Exchange Commission (the “SEC”) by the Registrant on May 19, 2022; and
•	Registration Statement on Form S-3 (File No. 333-236329) filed with the SEC by the Registrant on February 7, 2020.

The Registrant is filing these Post-Effective Amendments to the Registration Statements to deregister all securities that remain unsold under the Registration Statements.

On April 6, 2026, pursuant to the Agreement and Plan of Merger, dated as of October 9, 2025 (the “Merger Agreement”), by and among the Registrant, RWAY Growth Finance Corp. (“RWAY”), RWAY Portfolio Holding Corp., RWAY Portfolio Corp. and Runway Growth Capital LLC, RWAY acquired the Registrant pursuant to a series of merger transactions (the “Merger”). As a result of the Merger, the Registrant was merged out of existence with RWAY continuing as the surviving corporation.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Registrant has terminated any and all of the offerings of the Registrant’s securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Registrant hereby amends the Registration Statements and removes from registration any and all of the securities of the Registrant registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments, and hereby terminates the effectiveness of the Registration Statements.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 10, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, on April 7, 2026.

RUNWAY GROWTH FINANCE CORP., as successor by merger to SWK HOLDINGS CORPORATION

By:	/s/ Thomas B. Raterman
Name:	Thomas B. Raterman
Title:	Chief Operating Officer, Chief Financial Officer, Treasurer and Secretary

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.